Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE EXPECTS Q4 REVENUE AND EPS TO EXCEED GUIDANCE

BEFORE IMPAIRMENT CHARGE

•	Revenue is Expected to Exceed Guidance

•	Excluding the Non-Cash Impairment Charge, Earnings Per Share Expected to Exceed Guidance

•	Expected to Record Non-Cash Impairment Charge

TAMPA, Fla., February 2, 2009 (GLOBE NEWSWIRE) – Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced that it expects revenue to come in above its guidance range of $230 to $238 million. In addition, Kforce expects its earnings per share for the quarter ended December 31, 2008 to exceed its guidance range of $0.10 to $0.14, excluding a non-cash impairment charge. Kforce also announced today that it anticipates recording a non-cash goodwill and other intangible assets impairment charge in the fourth quarter of 2008 estimated to be in the range of $130 to $145 million on a pre-tax basis, which primarily relates to goodwill arising out of acquisitions made by Kforce between 1996 and 2006 in its Technology and Finance and Accounting reporting units.

Joe Liberatore, Chief Financial Officer said, “The impairment charge was identified in connection with Kforce’s annual fourth quarter asset impairment test, which considers the impact that factors such as the depressed U.S. macro-economic environment, significant turmoil in the financial and credit markets and increasing jobless claims and unemployment rates have had on overall equity values as well as our operations, forecasted cash flows and market capitalization.”

Mr. Liberatore continued, “We expect that the impairment charge will not result in any cash expenditures and will not affect Kforce’s cash position, cash flow from operating activities, free cash flow, liquidity position or availability under its Credit Facility and should not have any effect on current or future operations of Kforce.”

On Tuesday, February 10, 2009, Kforce will release fourth quarter results post-market and host a conference call to discuss the results. The call will begin at 5:00 p.m. Eastern Standard Time. The dial-in number is 800-811-0667. The replay of the call will be available from 7:00 p.m. Eastern Standard Time Tuesday, February 10 to February 25, 2009 by dialing 888-203-1112, passcode 5468013.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until February 25, 2009.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices in 41 markets in North America and two in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions to federal government clients. KGS, with over 700 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenue and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.